EXHIBIT 99.3

CORNERSTONE FAMILY OF CLOSED-END FUNDS
Cornerstone Total Return Fund, Inc.
Cornerstone Strategic Value Fund, Inc.
Cornerstone Progressive Return Fund

	Joint Fidelity Bond
	Rule 17g-1			Stand-alone
	Gross Assets (1)	Individual	Allocated	Annual
Fund	12/31/2009	Bond	Premium	Premium
Cornerstone Total Return Fund, Inc.	$23,210,007	$250,000	390	$2,244
Cornerstone Strategic Value Fund, Inc.	66,012,595	400,000	1,110	2,525
Cornerstone Progressive Return Fund	62,402,351	400,000	1,049	2,806

Total Coverage Required		$1,050,000

Actual Coverage Obtained		$1,525,000

Premium			$2,549	$7,575

(1)	In accordance with Rule 17g-1, amount of registered management investment company gross assets should be at the end of the most recent fiscal quarter prior to date of termination (March 23, 2010).